Exhibit 23.5

November 4, 2013

Navigator Holdings Ltd.

21 Palmer Street

London, SW1H 0AD, United Kingdom

Ladies and Gentleman:

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of shares of common stock of Navigator Holdings Ltd. (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us set forth in section of the Registration Statement entitled “The International Liquefied Gas Shipping Industry”. We advise the Company that we do not have any knowledge that the information provided by us is inaccurate in any material respect. We further advise the Company that our role has been limited to the provision of such statistical and graphical data supplied by us. With respect to such statistical and graphical data, we advise you that:

•	certain information in our database is derived from estimates or subjective judgments; and

•	while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Industry and Market Data.”

/s/ Nigel Gardiner

Nigel Gardiner

Group Managing Director

Drewry Shipping Consultants Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191    f: +44 (0) 20 7987 9396    e: enquiries@drewry.co.uk

Registered in England No. 3289135    Registered VAT No. 830 3017 77

www.drewry.co.uk